Exhibit 10.5(a)

SCHEDULE OF OFFICERS AND DIRECTORS WHO HAVE ENTERED INTO INDEMNIFICATION AGREEMENTS

(as of March 10, 2016)

NAME	POSITION
Lee K. Barba	Director
Michael Brodsky	Director
Michael S. Egan	Chief Executive Officer, Director
Ian V. Jacobs	Director
John H. Lewis	Director
Jonathan R. Mather	Director
Michael J. McConnell	Chairman of the Board of Directors
Shailen S. Mistry	Chief Technology Officer
Robert W. O’Hare	Chief Financial Officer
Walter L. Turek	Director